BRITISH COLUMBIA

NUMBER: **649186**

COMPANY ACT

CERTIFICATE OF INCORPORATION

I Hereby Certify *that*

649186 B.C. LTD.

has this day been incorporated under the *Company Act*

Issued *under my hand at Victoria, British Columbia*

on June 10, 2002

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA